 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2005

THE PLAYERS NETWORK

(Exact name of registrant as specified in its Charter)

Nevada	0-29363	88-0343702
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4620 Polaris Avenue, Las Vegas, Nevada	89103
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (702) 895-8884

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange        Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 10, 2005 (effective November 1, 2005), The Players Network (the “Company”) entered into a ten-year agreement (the “Agreement”) with Comcast Programming Development, Inc. (“Comcast”), an affiliated entity of Comcast Corporation, the nation's leading provider of cable, entertainment and communications products and services. Pursuant to the terms of the Agreement, the Company will provide to Comcast original gaming lifestyle television programming exclusively as a part of Comcast On Demand. Comcast will bear all distribution costs, and the Company will retain all advertising revenues from the venture. The Company will be entitled to all of the merchandise revenues for the first three years of the Agreement. After the first three years of the Agreement, the Company and Comcast will share certain stipulated merchandise revenues. The Company has certain rights to terminate prematurely the Agreement or Comcast’s exclusive rights if the Company fails to complete certain stipulated actions. The Company has formed a wholly-owned subsidiary (the “Subsidiary”) for purposes of fulfilling the Company’s obligations under the Agreement. The Company has granted an option in favor of Comcast to purchase up to 40% of the stock in the Subsidiary for the fair market value of such stock at the time of the option’s exercise. A copy of a press release announcing the Agreement is attached to this Report as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits

99.1 Press Release, dated October 10, 2005, issued by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Players Network
(Registrant)

Date: October 25, 2005	By:/s/ Mark Bradley
Mark Bradley,
Chief Executive Officer